Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Reports Third Quarter 2009 Results
EDEN PRAIRIE, Minnesota — July 29, 2009 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, today reported financial results for the third quarter ended June 30, 2009.
Third Quarter Summary:
•	Financial highlights:
•	Revenue of $18.2 million

•	Operating income of $4.7 million

•	Net income of $3.5 million

•	Diluted EPS of $0.20
•	Revenue by market:
•	Therapeutic:
•	Cardiovascular — $10.1 million

•	Ophthalmology — $1.8 million

•	Other Markets — $3.5 million
•	Diagnostic — $2.8 million
•	Cash and investments of $51.5 million; no debt

•	Four new licenses with SurModics customers; achieved full year fiscal 2009 goal of 18 new license agreements

•	New drug delivery license agreement for a drug-eluting balloon product

•	Three new product classes introduced by our customers; achieved full year fiscal 2009 goal of 10 new product class introductions
“SurModics continues to make important progress both with our customer programs and extending our technology leadership in the healthcare industry,” said Bruce Barclay, president and CEO. “We are pleased to deliver another profitable quarter, particularly in light of the current economic environment and transitions in some of our revenue streams. Most significant of these transitions were the absence of royalty revenue from Abbott following the expiration of our lateral flow immunoassay technology patents and the termination of our agreement with Merck, which together contributed approximately $2.8 million of revenue in the second quarter and were not recurring in the third quarter. Excluding these non-recurring items from second quarter results, our total revenue in the third quarter increased slightly on a sequential basis. I am also encouraged that product

SurModics Third Quarter 2009 Results

sales increased 7% on a sequential basis, and 33% compared with the first quarter. In addition, our continued focus on operating efficiency, including the restructuring actions we implemented earlier this year, has enabled us to reduce operating expenses, excluding product costs, by 25% year-over-year.”
“Importantly, we are continuing to make good progress against our published fiscal 2009 goals. After only three quarters, we have already achieved our full year fiscal 2009 objective of signing 18 license agreements, as well as our goal of 10 product class launches by our customers,” continued Barclay. “We are particularly excited about a new license agreement covering the use of SurModics’ drug delivery technology with a drug-eluting balloon product for the treatment of vascular disease. We are pleased to be partnering early in the creation of this potentially revolutionary technology.”
Revenue for the third quarter of fiscal 2009 was $18.2 million, compared with $24.3 million in the year-earlier period. Operating income was $4.7 million, compared with $7.2 million in the prior-year period. Net income was $3.5 million, compared with $4.8 million in the same period last year. Diluted earnings per share was $0.20, compared with $0.26 in the third quarter of fiscal 2008.
For the first nine months of fiscal 2009, revenue was $102.3 million, compared with $73.8 million in the year earlier period. Operating income was $53.5 million, compared with $21.9 million in the prior year period; net income was $34.8 million, compared with $15.6 million in the year earlier period; and diluted net income per share was $1.99, compared with $0.85 in the first nine months of fiscal 2008. Results for the first nine months of fiscal 2009 include the recognition of previously deferred revenue, as well as a milestone payment, totaling approximately $45 million, in connection with Merck’s termination of its agreement with SurModics.
“SurModics’ pipeline continues to represent significant potential,” added Barclay. As of June 30, 2009, SurModics’ customers had 105 licensed product classes generating royalty revenue, compared with 102 a year ago; the total number of licensed product classes not yet launched was 105, comparable with the prior-year period; and major non-licensed opportunities totaled 87, compared with 98 a year ago. In total, SurModics now has a portfolio of 192 potential commercial products in development diversified across multiple clinical indications and technology platforms.

SurModics Third Quarter 2009 Results

SurModics’ cash and investment balance totaled $51.5 million as of June 30, 2009, with no debt. Operating cash flow for the third quarter was $7.9 million, compared with $13.7 million in the third quarter of fiscal 2008. For the first nine months of fiscal 2009, operating cash flow was $24.8 million, compared with $22.6 million in the first nine months of fiscal 2008.
“SurModics is in excellent financial condition,” said Phil Ankeny, senior vice president and chief financial officer. “The Company’s strong operating cash flow and healthy balance sheet with zero debt represent a significant competitive advantage in the current environment. In addition, we continue to demonstrate disciplined deployment of capital with a goal of enhancing shareholder value, principally in the areas of facilities-related and business development investments. The build-out of our development and cGMP manufacturing facility in Alabama is progressing smoothly, with encouraging customer interest, and continues to track to our timeline and budget. Additionally, SurModics is continuing to review business development opportunities that leverage our strong balance sheet to support our strategic objectives.”
Barclay concluded, “Given the significant decline in the global economy and the unexpected impact on our customers, SurModics believes that issues mainly related to timing will prevent the Company from achieving its high-level outlook for roughly flat revenue and diluted EPS on a non-GAAP basis in fiscal 2009 compared with fiscal 2008. On a near-term basis, we see a fairly wide range of potential outcomes for our financial results in the fourth quarter; however, at a minimum, we believe fourth quarter revenue will be approximately in line with third quarter revenue.”
Live Webcast
SurModics will host a webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website at www.surmodics.com, and click on the third quarter webcast icon. If you do not have access to the Internet and want to listen to the audio by phone, dial 877-941-8605. A replay of the third quarter conference call will be available by dialing 800-406-7325 and entering conference call ID 4107594. The audio replay will be available beginning at 7:00 p.m. CT on Wednesday, July 29, until 7:00 p.m. CT on Wednesday, August 5.

SurModics Third Quarter 2009 Results

About SurModics, Inc.
SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as our expectations about our pipeline, the potential of a drug-eluting balloon for the treatment of vascular disease, our ability to achieve our fiscal 2009 company goals, our continued growth, the build-out of our Alabama facility, and our performance in the near- and long-term, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and our ability to achieve our fiscal 2009 company goals; (2) costs or difficulties relating to the integration of the businesses of SurModics Pharmaceuticals and BioFX Laboratories, and the drug delivery assets and collaborative programs acquired from PR Pharmaceuticals, Inc., with SurModics’ business may be greater than expected and may adversely affect the Company’s results of operations and financial condition; (3) developments in the regulatory environment, as well as market and economic conditions, may adversely affect our business operations and profitability; and (4) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-

SurModics Third Quarter 2009 Results

looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700

SurModics Third Quarter 2009 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenue
Royalties and license fees	$8,200	$13,587	$65,999	$40,574
Product sales	5,130	4,447	13,762	14,354
Research and development	4,856	6,242	22,566	18,884

Total revenue	18,186	24,276	102,327	73,812

Operating costs and expenses
Product costs	1,988	1,773	5,341	5,902
Research and development	7,627	10,511	25,464	30,415
Selling, general and administrative	3,910	4,808	12,996	15,559
Restructuring charges	—	—	1,798	—
Purchased in-process research and development	—	—	3,200	—

Total operating expenses	13,525	17,092	48,799	51,876

Income from operations	4,661	7,184	53,528	21,936

Investment income	794	626	1,796	3,530

Income before income taxes	5,455	7,810	55,324	25,466
Income tax provision	(1,916)	(3,010)	(20,484)	(9,913)

Net income	$3,539	$4,800	$34,840	$15,553

Basic net income per share	$0.20	$0.27	$2.00	$0.86

Diluted net income per share	$0.20	$0.26	$1.99	$0.85

Weighted average shares outstanding
Basic	17,356	18,073	17,458	18,058
Diluted	17,379	18,322	17,492	18,373

SurModics Third Quarter 2009 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	September 30,
	2009	2008
	(Unaudited)
Assets
Current assets
Cash and short-term investments	$21,905	$24,627
Accounts receivable	11,914	14,589
Inventories	3,109	2,651
Other current assets	1,632	4,642

Total current assets	38,560	46,509

Property and equipment, net	61,583	41,897
Long-term investments	29,598	47,351
Intangibles, net	18,233	16,870
Goodwill	21,070	18,001
Other assets	12,644	20,400

Total assets	$181,688	$191,028

Liabilities and Stockholders’ Equity
Current liabilities *	$7,706	$8,191
Deferred revenue (current and long-term)	1,762	37,578
Other liabilities	4,717	3,453

Total stockholders’ equity	167,503	141,806

Total liabilities and stockholders’ equity	$181,688	$191,028

*	Current liabilities exclude current portion of deferred revenue.

SurModics Third Quarter 2009 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	June 30,
	2009	2008
	(Unaudited)
Operating Activities:
Net income	$34,840	$15,553
Depreciation and amortization	4,352	4,501
Stock-based compensation	4,988	7,181
Purchased in-process research and development	3,200	—
Restructuring charges	1,798	—
Deferred taxes	8,616	(4,339)
Net other operating activities	(104)	(1,642)
Change in operating assets and liabilities:
Accounts receivable	2,675	(8,598)
Accounts payable and accrued liabilities	(3,261)	(369)
Income taxes	3,302	(3,945)
Deferred revenue	(35,816)	13,151
Net change in other operating assets and liabilities	179	1,107

Net cash provided by operating activities	24,769	22,600

Investing Activities:
Net purchases of property and equipment	(21,660)	(16,849)
Business acquisition	(8,585)	(2,996)
Cash restricted for land purchase	—	(1,640)
Collection of notes receivable	—	5,870
Net other investing activities	11,122	(2,594)

Net cash used in investing activities	(19,123)	(18,209)

Financing Activities:
Issuance of common stock	655	2,955
Purchase of common stock to fund employee taxes	(457)	(1,495)
Repurchase of common stock	(14,998)	(6,717)
Net other financing activities	(478)	712

Net cash used in financing activities	(15,278)	(4,545)

Net change in cash and cash equivalents	(9,632)	(154)

Cash and cash equivalents
Beginning of period	15,376	13,812

End of period	$5,744	$13,658